FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
July 25, 2011	(573) 778-1800

SOUTHERN MISSOURI BANCORP RECEIVES $20 MILLION OF CAPITAL
FROM SMALL BUSINESS LENDING FUND

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. (the “Company”) (NASDAQ:SMBC), the parent company of Southern Bank (“Bank”), today announced that it has received an investment of $20.0 million in the Company’s preferred stock from the United States Department of the Treasury (the “Treasury”) under the Small Business Lending Fund (the “SBLF”).  The SBLF is a $30 billion voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

Simultaneously with the receipt of the SBLF funds, the Company redeemed the $9.55 million of shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program (the “TARP”) in December 2008.  In addition to the full redemption of the TARP investment, the Company paid a total of $1.25 million in dividends to the Treasury during the period the investment was outstanding.  Also, the Treasury continues to hold warrants to purchase 114,326 shares of the Company’s common stock at a price of $12.53.  The Company will attempt to repurchase these shares from Treasury in the coming weeks, providing an additional return on the taxpayers’ investment.

“We are pleased to have completed the SBLF capital infusion in support of our small business lending operations and to have repaid the TARP investment,” commented Greg A. Steffens, President and CEO.  “We are proud to note that our growth of $14.6 million in qualified small business loans over the initial reporting period has made us eligible for an initial dividend rate of 2.8155% on the SBLF preferred stock.”

Mr. Steffens continued, “This investment provides us with additional Tier 1 capital after the redemption of the TARP preferred shares.  Needless to say, that improves our already strong balance sheet and all regulatory capital ratios.  The additional capital will allow us to continue to increase our lending activities.  We believe our participation in the SBLF program is a great opportunity for the Company and the Bank to continue to meet the credit needs of the small business community and also benefits our stockholders.”

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions.  Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.